Exhibit 99.1

PRESS RELEASE

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701	(432) 684-3727	Manager of Investor Relations
http://www.plll.com	cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES OPERATIONS UPDATE

AND THIRD QUARTER 2006 PRODUCTION AND PROVED RESERVES

MIDLAND, Texas, (BUSINESS WIRE), November 8, 2006 – Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its operations update and third quarter 2006 production and proved reserves.

Third Quarter 2006 Production

Parallel’s net daily production for the third quarter ended September 30, 2006 averaged 6,689 equivalent barrels of oil (BOE) per day, an increase of 43% when compared to an average of 4,691 BOE per day during the third quarter ended September 30, 2005, and an increase of 4% when compared to an average of 6,432 BOE per day during the second quarter ended June 30, 2006. Since its August 9, 2006 operations update press release, the Company has completed an additional 36 gross (24.50 net) wells for the aggregate of initial daily test rates of approximately 2,471 BOE per day, net to Parallel. Due to the unstable nature of initial test data, and the natural decline rates associated with the Company’s historical base production, management cautions investors not to combine initial test data with actual historical production for the purpose of estimating the Company’s current net daily production or place undue reliance on initial test data.

As of October 31, 2006, the Company had 38 gross (18.86 net) wells in progress. Please refer to Tables 1, 2 and 3 below for quarterly comparison information pertaining to daily production and information related to “completed” well operations since January 1, 2006 and “work-in-progress” well operations as of October 31, 2006.

Proved Reserves as of September 30, 2006

Beginning with the first quarter of 2006, Parallel’s management decided to have its independent engineers update the Company’s proved reserves quarterly. For the nine months ended September 30, 2006, Parallel’s proved reserves, as estimated by its independent engineers, increased approximately 18% to 30.0 million BOE (MMBOE), as compared to 25.4 MMBOE as of December 31, 2005. For the nine months ended September 30, 2006, gross reserve additions were an estimated 6.26 MMBOE, which represented approximately 377% of production of 1.66 MMBOE. Therefore, for each BOE produced during the nine months ended September 30, 2006, the Company added approximately 3.77 BOE of proved reserves.

The Company’s Standardized Measure of Discounted Future Net Cash Flows increased approximately 5% to $379 million as of September 30, 2006, compared to $361 million as of December 31, 2005. The NYMEX price per barrel of oil increased 3% from $61.04 to $62.92, and the NYMEX price per Mcf of natural gas decreased 61% from $9.43 to $3.65, when comparing December 31, 2005 to September 30, 2006.

Please refer to Tables 4 and 5 below for proved reserves information and detail of proved reserves by area/property as of September 30, 2006. Table 6 below shows the Company’s 2006 capital investment budget compared to third quarter 2006 average daily production and percent of total proved reserve value by property as of September 30, 2006.

Operations by Area/Property

Resource Gas Projects

Parallel has two resource gas projects in early stages of development, which are the Barnett Shale gas project in the Fort Worth Basin of North Texas and the Wolfcamp gas project in the Permian Basin of New Mexico. These resource gas projects generated approximately 33% of Parallel’s third quarter 2006 daily production (2,213 BOE per day) and represented approximately 2.8% of its reserve value as of September 30, 2006.

The Company’s 2006 budget for these two resource gas projects is approximately $95.4 million, which includes $6.1 million for the additional interests acquired in the Barnett Shale project in March 2006.

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Parallel Petroleum Announces Operations Update and

Third Quarter 2006 Production and Proved Reserves

November 8, 2006

Fort Worth Basin of North Texas

Barnett Shale Gas Project, Tarrant County, Texas

Parallel’s Barnett Shale gas project currently consists of three project areas within Tarrant County, Texas. These three projects consist of approximately 26,700 gross acres (6,300 net acres), a 29% increase in net acreage when compared to the Company’s acreage leasehold position of 4,900 net acres as of its August 9, 2006 operations update press release. Additional leasehold continues to be acquired in all areas. At present, the three projects control approximately 75 multi-well pad sites from which an estimated 10 to 12 wells can be drilled from each pad. The West Fork project (37%, net to Parallel) is operated by Chesapeake Energy Corporation (NYSE: CHK), and the West Gateway (34%, net to Parallel) and Lone Star (9%, net to Parallel) projects are operated by Dale Resources, LLC. Further information on each of the three projects is discussed below.

West Fork Project – 11,600 gross (4,300 net) acres

Parallel’s West Fork project is located in the Trinity River flood plain, east of downtown Ft. Worth, and includes the surrounding urban “halo” acreage. Parallel announced on October 12, 2006 that Chesapeake is the new operator of its West Fork project, which was previously operated by Dale Resources, LLC. The change of operator is the result of Chesapeake’s purchase of Dale Gas Partners, L.P. et. als’ approximate 61% working interest in the West Fork project. Parallel elected to retain its approximate 37% non-operated working interest in the project.

As part of the transaction between Chesapeake Energy Corporation and Dale Gas Partners, L.P., Dale Resources, LLC will retain responsibility over land services and will continue to lease on behalf of Chesapeake and Parallel. Dale Resources has increased its land staff to focus on the acquisition of additional leasehold in the Trinity River flood plain and surrounding urban areas referred to as the “halo” acreage. Surface locations that are owned and controlled by Chesapeake and Parallel provide the most effective means of developing the “halo” acreage through horizontal drilling.

West Fork Current Operations

The West Fork project now has 18 wells on production and 1 well awaiting completion. Parallel anticipates that additional development drilling will start in the near future, initially with a two rig drilling program.

West Gateway Project – 2,700 gross (900 net) acres

The Company’s West Gateway project is a new project area west of and adjacent to the West Fork project. This new project is operated by Dale Resources, LLC. Much like the West Fork project, leasehold acreage in this project is located in the Trinity River flood plain and urban “halo”, and it will be developed from strategic multi-well pad sites. Parallel owns an approximate 34% working interest in this project.

West Gateway Current Operations

Dale Resources is currently drilling the first well in the West Gateway project area.

Lone Star Project – 12,400 gross (1,100 net) acres

The Company’s Lone Star project is a new project area east of and adjacent to the West Fork project. This new project is operated by Dale Resources, LLC. Again, leasehold acreage in this project is located in the Trinity River flood plain and urban “halo” and will be developed from strategic multi-well pad sites. Parallel owns an approximate 9% working interest in this project.

Parallel expects drilling activity in the Lone Star project area to start during the first quarter of 2007.

Other Barnett Shale Information

Parallel’s Barnett Shale gas project generated approximately 26% of the Company’s third quarter 2006 daily production (1,710 BOE per day) and represented approximately 1.3% of its reserve value as of September 30,

2006. Parallel’s current estimated daily production is down from 1,710 BOE to approximately 1,400 BOE per day due to the steep initial decline rate inherent to Barnett Shale gas wells and the drilling inactivity during the second

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Parallel Petroleum Announces Operations Update and

Third Quarter 2006 Production and Proved Reserves

November 8, 2006

and third quarters associated with Dale Resources’ focus on marketing efforts, which resulted in the sale of its interest in the West Fork project to the new operator, Chesapeake Energy. With the resumption of drilling activity on its three projects as discussed above, Parallel expects its Barnett Shale production and reserves to begin building again. Parallel estimates that it currently takes less than 30 days to drill and case a Barnett Shale well and have it ready to be frac’d into sales.

The Company’s 2006 budget for the Barnett Shale project is approximately $39.7 million, which includes $6.1 million for the additional interests acquired in the project in March 2006.

Permian Basin of New Mexico

Wolfcamp Gas Project, Eddy and Chaves Counties, New Mexico

The New Mexico Wolfcamp horizontal resource gas play, as defined by Parallel, encompasses approximately 300,000 gross acres in portions of Eddy and Chaves Counties in southeastern New Mexico. Parallel currently owns an interest in approximately 166,000 gross (56,600 net) acres acquired specifically for the Wolfcamp, with the majority of the acreage being in Areas 2 and 3. The map below represents an overview of the “Wolfcamp fairway” showing Parallel’s five currently operated projects within its three areas. Also shown are certain key wells in the trend.

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Parallel Petroleum Announces Operations Update and

Third Quarter 2006 Production and Proved Reserves

November 8, 2006

Current Wolfcamp Industry Activity

According to publicly reported data, since February 2004 through October 5, 2006, industry operators, including Parallel, have obtained permits to drill 227 horizontal wells in the trend. Fifty-five horizontal Wolfcamp wells have been completed since 2004, as indicated in the chart below. Based on 160-acre spacing, these 55 wells have tested less than 3% of the trend, as defined by Parallel. Forty-five, or 82%, of the 55 wells completed to date are located in Area 1, where Parallel owns a proportionate base non-operated working interest of 8.5%. Because of Parallel’s ownership in 31 of the 45 wells completed in Area 1, the Company will be able to monitor and influence the evolution of drilling and completion techniques in the trend. Beginning this year, 3 horizontal Wolfcamp wells have been completed in Area 2 and 7 have been completed in Area 3. Parallel is operator of two of the three wells in Area 2 and four of the seven wells in Area 3. Areas 2 and 3 are primarily operated by Parallel, where it owns a proportionate base working interest of approximately 85.0%.

The following chart represents the 55 horizontal Wolfcamp wells completed by industry operators since February 2004 through October 5, 2006 within the three areas defined by Parallel Petroleum. Detailed information on Parallel’s activity in Areas 1, 2 and 3 is provided within the text of this press release.

Parallel’s Current Wolfcamp Activity

Area 1 – Parallel’s non-operated Area 1 is located in northwestern Eddy County west of Artesia, New Mexico. It is comprised of approximately 63,000 gross (4,600 net) acres. Parallel currently has ownership in 31 producing wells, 7 wells that are completing or awaiting completion, and 5 wells that are drilling. The Company’s proportionate base working interest in Area 1 is approximately 8.5%.

Highlights

The Thames No. 1 well, located in Area 1, was the first significant horizontal Wolfcamp well to be completed in the play in February 2004. This well was acidized and not fracture stimulated. Approximately five miles southwest of the Thames No. 1 well, the Nile No. 1 horizontal well was fracture stimulated in April 2005 and provided a step-change in well performance. As discussed above under “Current Wolfcamp Industry Activity,” since February 2004 through October 2006, forty-five horizontal wells have been completed in Area 1. In general, industry activity continues to concentrate in the Thames and Nile areas and in the Eddy/Chaves County line area, which is approximately 5 miles northwest of the Thames No. 1 well.

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Parallel Petroleum Announces Operations Update and

Third Quarter 2006 Production and Proved Reserves

November 8, 2006

Area 2 – Parallel’s operated Area 2 begins at the Eddy/Chaves County line and extends approximately sixteen miles to the northeast, generally southwest of Hagerman, New Mexico. Parallel currently holds approximately 77,000 gross (35,000 net) acres in this area, with a proportionate base working interest of approximately 85.0%. Parallel’s Area 2 presently consists of the Racehorse, Forego and County Line projects.

Racehorse Project – Parallel’s Racehorse project is located in the northeastern portion of Area 2, approximately twelve miles northeast of the Eddy/Chaves County line. Parallel currently has 2 north-south and 1 east-west horizontal producing wells that were drilled on adjacent 320-acre proration units. Each of these wells was turned to sales at an initial rate of less than 1,000 gross Mcf of gas per day, which is substantially below the Company’s expected “type curve”. In addition, the Company has 3 other north-south horizontal wells that are being completed. These 6 wells will test six adjacent 320-acre proration units, or approximately 1,920 gross acres. Parallel also has one vertical Wolfcamp well that has been completed and is shut-in. This well has been used for micro-seismic monitoring of frac jobs on offsetting horizontal completions and is expected to be turned to sales soon.

Forego Project – Parallel’s Forego project is located in Area 2, eight miles southwest of its Racehorse project and four miles north of its County Line project. One east-west horizontal well has been drilled and is awaiting completion.

County Line Project – Parallel’s County Line project is also located in Area 2 on the Eddy/Chaves County line, immediately north of the Area 1 county line activity. Parallel currently has 26 permits in various stages in its County Line project and expects to commence drilling on its first east-west horizontal well before year-end.

Area 3 – Parallel’s operated Area 3 begins approximately twenty-five miles southwest of Area 2’s County Line project. The Company currently holds approximately 26,000 gross (17,000 net) acres in this area, with a proportionate base working interest of approximately 85.0%. Area 3 presently consists of the Box and Cowboy projects.

Box Project – Parallel’s Box project is located in Area 3 approximately eight miles southwest of Hope, New Mexico. Currently, the Company has 4 operated north-south horizontal Wolfcamp wells flowing to sales. The average initial rate for the four wells was approximately 4,800 gross Mcfe per day per well. The Company also has an interest in 2 non-operated north-south horizontal Wolfcamp wells flowing to sales. The average initial rate for these two wells was approximately 800 gross Mcfe per day per well.

Parallel’s first operated producing well in this area, the Box Top 1921-1 Federal No. 1, has been on production since early April 2006. Through September 30, 2006, the well had cumulative gross production of 570 MMcfe and is currently producing at a rate of approximately 1,600 gross Mcfe per day. On September 8, 2006, the operated Music Box No. 1 well was brought online and appears to have replaced the Box Top 1921-1 Federal No. 1 as the best performing well in the trend, averaging 7,100 gross Mcfe per day since initial sales through the end of October 2006. The well is currently producing at a rate of 8,000 to 9,000 Mcfe per day, depending on pipeline capacity. The initial rates of each of these wells exceeds Parallel’s “type curve” by a multiple of approximately four. Parallel’s working and net revenue interest in each of these wells is approximately 47% and 36%, respectively.

Parallel currently has 3 rigs drilling east-west horizontal wells. In addition, the Company currently has 4 “work-in-progress” operated wells. Two of these wells are oriented east-west and two are oriented north-south. Parallel also has 2 north-south non-operated horizontal wells in ”work-in-progress” status.

Cowboy Project – Parallel’s Cowboy project is southwest and adjacent to the Box project. The Company is currently permitting horizontal wells in this project.

Other Wolfcamp Information

Parallel’s New Mexico Wolfcamp gas project generated approximately 7% of the Company’s third quarter 2006 daily production (503 BOE per day) and represented approximately 1.5% of its reserve value as of September 30, 2006. Parallel’s current estimated daily rate is approximately 1,000 net BOE per day.

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Parallel Petroleum Announces Operations Update and

Third Quarter 2006 Production and Proved Reserves

November 8, 2006

Parallel’s 2006 New Mexico Wolfcamp budget is approximately $55.7 million. This budget is being used to fund the Company’s accelerated drilling and completion of an estimated 30 Company operated wells in Areas 2 and 3 and 34 non-operated wells primarily in Area 1, the installation of pipelines and related infrastructure, and the acquisition of additional leasehold.

Permian Basin of West Texas

Parallel’s Permian Basin of West Texas oil properties currently consist of five primary project areas. The Diamond M Canyon Reef, Diamond M Shallow, Carm-Ann San Andres/N. Means Queen, Harris San Andres and Fullerton San Andres projects comprise approximately 20,860 gross (16,700 net) acres, combined. Most of these properties have been added to Parallel’s portfolio since June 2002.

Diamond M Canyon Reef Unit, Scurry County, Texas

Current Operations

2006 activity to date in Parallel’s Diamond M Canyon Reef project has revolved primarily around the acquisition of a new 3-D seismic survey. The survey is designed to acquire both pressure-wave (P-wave) and shear-wave (S-wave) data, and the Company anticipates that it will provide more detail and better compartmental imaging than a “typical” 3-D seismic survey. As of this press release, the P-wave acquisition and the S-wave acquisition are complete. The P-wave data is being interpreted, and processing on the S-wave data is being finalized.

Parallel drilled the first 2 of the six new wells budgeted for 2006 earlier this year. The initial combined test rate was 364 gross BOE per day (213 BOE per day, net to Parallel). Parallel originally planned to drill the remaining four budgeted wells during the fourth quarter of 2006 once the 3-D interpretation was available. However, because of delays associated with processing the seismic data, the Company now expects drilling operations to commence during the first quarter of 2007.

Since January, 2006, re-activation and deepening operations have been completed on 9 existing wells. Initial test results for these wells averaged approximately 70 gross BOE per day per well (40 BOE per day per well, net to Parallel). In addition, artificial lift modifications have been made on three wells, and two wells have recently been converted to injection service to provide pressure support for the developing portion of the west side of the Unit. Currently, the Company has one workover rig in the field for completion and workover activity.

Other Diamond M Canyon Reef Information

The Diamond M Canyon Reef property generated approximately 6% of the Company’s third quarter 2006 daily production (372 BOE per day) and represented approximately 8.6% of its reserve value as of September 30, 2006. Production of 372 BOE per day in the third quarter of 2006 was down 43 BOE per day, compared to the second quarter of 2006, primarily due to natural decline and mechanical issues associated with artificial lift equipment, which have been resolved.

The Company’s 2006 budget for the Diamond M Canyon Reef project is approximately $8.2 million for the acquisition of a new 3-D seismic survey, the drilling of 6 new wells, and the continuation of the deepening program with 12 additional workovers. Parallel is the operator of these properties with an average working interest of approximately 66% above the contractual base volumes associated with the Company’s work-to-earn arrangement with Southwestern Energy Company (NYSE: SWN).

Diamond M Shallow Leases, Scurry County, Texas

Current Operations

The Company continues to monitor flood response on its Diamond M Shallow property and will resume development once satisfactory response is observed.

Other Diamond M Shallow Information

The Diamond M Shallow property generated approximately 1% of the Company’s third quarter 2006 daily production (65 BOE per day) and represented approximately 8.2% of its reserve value as of September 30, 2006.

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Parallel Petroleum Announces Operations Update and

Third Quarter 2006 Production and Proved Reserves

November 8, 2006

The Company’s 2006 budget for the Diamond M Shallow project is approximately $100,000 for general maintenance and workovers, pending waterflood response. Parallel is the operator of these properties with an average working interest of approximately 66% above the contractual base volumes associated with the Company’s work-to-earn arrangement with Southwestern Energy Company.

Carm-Ann San Andres Field/N. Means Queen Unit, Andrews & Gaines Counties, Texas

Current Operations

Since January 1, 2006, the Company has placed on production 11 new San Andres wells and 1 Queen Sand well, which was carried over from 2005. The initial test rates for these twelve wells have averaged approximately 80 gross barrels of oil per day (BOPD) per well (52 BOPD per well, net to Parallel). The most recent of these wells was placed on production in April with the drilling rig moving to the Harris Field at that time. One Queen and two San Andres wells will be drilled before year-end as the rig finishes in the Harris Field and moves back to Carm-Ann.

The Company has also performed 14 workovers since the beginning of 2006. In general, these workovers consisted of relatively inexpensive pay additions and restimulation. The average incremental rate per workover is approximately 10 BOPD.

Other Carm-Ann/N. Means Information

The Carm-Ann/N. Means properties generated approximately 10% of the Company’s third quarter 2006 daily production (659 BOE per day) and represented approximately 11.1% of its reserve value as of September 30, 2006.

The Company’s 2006 budget for the Carm-Ann/N. Means project is approximately $9.6 million for the drilling and completion of 14 wells and the workover of 9 existing wells. Parallel is the operator of these properties with an average working interest of approximately 77%.

Harris San Andres Field, Andrews & Gaines Counties, Texas

Current Operations

Since the first of the year, a total of 21 new San Andres wells have been placed on production at the Harris field with average initial test rates of approximately 79 gross BOPD per well (53 BOPD per well, net to Parallel). At present, four wells are in various stages of completion, one well is awaiting completion and the last well budgeted for the year is drilling.

Pay additions and re-frac workovers have also been performed on two wells since the first of the year. One well experienced an incremental increase in daily production of 22 gross BOPD, and the other increased 33 gross BOPD.

Other Harris Information

The Harris San Andres properties generated approximately 7% of the Company’s third quarter 2006 daily production (497 BOE per day) and represented approximately 24.2% of its reserve value as of September 30, 2006.

The Company’s 2006 budget for the Harris San Andres project is approximately $33.2 million for the drilling of 26 wells, which includes three wells to be drilled as “step-out” producers intended to prove-up additional acreage. This budget also includes 4 workovers and approximately $23.4 million associated with the purchase of the properties that were acquired during January 2006. Parallel is the operator of these properties with an average working interest of approximately 90%.

Fullerton San Andres Field, Andrews County, Texas

Current Operations

A six well San Andres infill drilling program was initiated at the Fullerton field in September 2006. As of today, four wells are in various stages of completion, one well is awaiting completion and the last well is being drilled.

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Parallel Petroleum Announces Operations Update and

Third Quarter 2006 Production and Proved Reserves

November 8, 2006

In addition, since the first of the year, nine wells have been restimulated, resulting in average incremental gross production of approximately 9 BOPD per well. Currently, another seven wells are either undergoing restimulation workovers or are pumping back frac loads.

Other Fullerton Information

The Fullerton property generated approximately 22% of the Company’s third quarter 2006 daily production (1,457 BOE per day) and represented approximately 39.4% of its reserve value as of September 30, 2006.

The Company’s 2006 budget for the Fullerton project is approximately $4.4 million for the drilling and completion of 6 new wells and 5 workovers. Parallel owns an 82% average working interest in these properties.

Other Permian Basin Projects

Other Permian Basin projects generated approximately 4% of the Company’s third quarter 2006 daily production (260 BOE per day) and represented approximately 2.2% of its reserve value as of September 30, 2006.

The Company’s 2006 budget for other Permian Basin properties is approximately $5.1 million, primarily for lease and well equipment and well maintenance. This budget also includes capitalized overhead and other miscellaneous capital costs.

Other Permian Basin Information

The Permian Basin of West Texas generated approximately 50% of Parallel’s third quarter 2006 daily production (3,310 BOE per day) and represented approximately 93.7% of its reserve value as of September 30, 2006.

The Company’s 2006 budget for the Permian Basin of West Texas is approximately $60.6 million, which includes $23.4 million associated with the “Harris San Andres” properties that were acquired during January 2006. This budget is being used to fund the drilling and completion of 44 wells, 30 workovers, equipment, pipeline construction, seismic and leasehold acquisition.

Onshore Gulf Coast of South Texas

Yegua/Frio/Wilcox and Cook Mountain Gas Projects, Jackson, Wharton and Liberty Counties, Texas

The Onshore Gulf Coast of South Texas gas projects generated approximately 17% of Parallel’s third quarter 2006 daily production (1,166 BOE per day) and represented approximately 3.5% of its reserve value as of September 30, 2006.

The Company’s 2006 budget for the South Texas projects is approximately $1.9 million.

Other Projects

East Texas Cotton Valley Reef Gas Project, Leon and Freestone Counties

Parallel has two projects in the Cotton Valley Reef Gas Project referred to as Projects A and B. These 3-D seismic gas projects have a higher risk profile than the Company’s other projects. The objective is the Cotton Valley barrier reef facies found between depths of approximately 16,000 and 18,000 feet. Parallel estimates the gross cost for drilling and completing a Cotton Valley Reef well is approximately $18.0 million.

Project A – Project A consists of approximately 5,000 gross (650 net) acres. Based on 3-D seismic, approximately nine prospects have been identified. One prospect was drilled in 2005 and determined to be uneconomic. A second prospect has been drilled, based on reprocessed seismic data, and is currently being completed. Parallel owns an estimated 13.125% working interest and 9.8% net revenue interest in Project A.

Project B – Project B consists of approximately 2,500 gross (117 net) acres. Based on 3-D seismic, three prospects have been identified. The first prospect is expected to be drilled during the first quarter of 2007. Parallel has a 4.7% working interest in Project B. Parallel will be carried for its 4.7% share of the drilling and completion costs on the first six wells, and will back-in for its full interest at payout on a well by well basis.

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Parallel Petroleum Announces Operations Update and

Third Quarter 2006 Production and Proved Reserves

November 8, 2006

Other Cotton Valley Reef Information

The East Texas Cotton Valley Reef gas project contributes minimally to the Company’s current daily production and reserve value.

Parallel’s 2006 budget for the Cotton Valley Reef gas project is approximately $2.3 million.

Utah/Colorado Conventional Oil & Gas and Heavy Oil Sand Projects, Uinta Basin

Current Status

Parallel’s Utah/Colorado project consists of approximately 160,000 gross (156,000 net) acres. The primary objective is the Weber oil sand, with secondary objectives of shallow coal bed methane, conventional gas, and heavy oil sands. In February 2006, Parallel drilled a Weber oil sand test well to a depth of 5,200 feet, open-hole logged, side-wall cored, and plugged and abandoned the well. This well was drilled based on 2-D seismic and subsurface geology with a secondary purpose of obtaining additional information for 3-D seismic calibration.

Acquisition of a 3-D seismic survey covering approximately 19,000 gross (18,525 net) acres, or 12% of the Company’s current leasehold, was completed during the second quarter of 2006. Although interpretation to date has failed to indicate significant Weber drilling opportunities, numerous potential gas anomalies have been identified. Processing and interpretation to better refine these anomalies is continuing. Additional 3-D seismic surveys across the remaining leasehold are being considered.

Approximately 3,000 gross acres of the Company’s leasehold is located on the geologic feature known as Asphalt Ridge. The Company is currently investigating development options for these heavy oil sand deposits.

Other Utah/Colorado Information

The Utah/Colorado project does not yet contribute to the Company’s current daily production or reserve value.

The Company’s 2006 budget for its Utah/Colorado project is approximately $3.7 million for the drilling and completion of the 1 well mentioned above and the acquisition of a 3-D seismic survey and additional leasehold. Parallel owns and operates 97.5% of this project.

Management Comments

Larry C. Oldham, Parallel’s President, commented, “On all projects combined, we have 38 gross (18.86 net) work-in-progress wells, which include 11 gross (4.18 net) wells that are currently drilling. Since our August 9, 2006 press release, we have completed 36 gross (24.50 net) wells representing aggregate net initial test volumes of approximately 2,471 BOE per day.”

Oldham further stated, “Our Music Box No. 1. well has been on production since September 8, 2006 and is currently flowing at a rate of 8,100 Mcfe per day. According to publicly reported data, this well has replaced our Box-Top 1921-1 Federal No. 1 well as the best performing Wolfcamp well in the play to date. Because of the encouraging results in our New Mexico Box Project, we currently have three rigs drilling and four operated wells awaiting fracture stimulation in that area.”

In a final comment, Oldham stated, “Our Barnett Shale activity is picking up. We currently have one well drilling in our West Gateway project, and two rigs are expected to begin drilling in the Chesapeake operated West Fork project soon. Chesapeake intends to keep at least two West Fork rigs running continuously.”

Conference Call and Webcast Information

Parallel’s management will host a conference call to discuss current operations, production, reserves and financial results for the third quarter ended September 30, 2006. In addition to this press release, please refer to Parallel’s third quarter 2006 earnings release also dated November 8, 2006 and its Form 10-Q Report for the quarterly period ended September 30, 2006 that was filed with the Securities and Exchange Commission on November 8, 2006.

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Parallel Petroleum Announces Operations Update and

Third Quarter 2006 Production and Proved Reserves

November 8, 2006

The conference call will be held on Thursday, November 9, 2006, at 10:00 a.m. Eastern time (9:00 a.m. Central time). To participate in the call, dial 800-299-0148 or 617-801-9711, Participant Passcode 28055312, at least five minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, http://www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 10845686.

TABLES FOLLOW

Daily Production – Third Quarter 2006, Compared to Second Quarter 2006 and Third Quarter 2005

The following Table 1 represents a comparison of Parallel’s daily production by area/property for the third quarter of 2006, the second quarter of 2006 and the third quarter of 2005. Detailed information on each property listed in this table is provided within the text of this press release.

TABLE 1
AVERAGE DAILY PRODUCTION - 3Q 2006, COMPARED TO 2Q 2006 AND 3Q 2005

AREA/PROPERTY	3Q 2006 Average BOE per day	2Q 2006 Average BOE per day	3Q 2005 Average BOE per day	3Q 2006 Compared to 2Q 2006 % Change	3Q 2006 Compared to 3Q 2005 % Change
Resource Projects
Barnett Shale (1)	1,710	1,125	484	52%	253%
New Mexico (2)	503	507	47	(1)%	970%
Total Resource Projects	2,213	1,632	531	36%	317%
Permian Basin of West Texas
Fullerton San Andres	1,457	1,628	1,619	(11)%	(10)%
Carm-Ann San Andres / N. Means Queen (3)	659	733	616	(10)%	7%
Harris San Andres (4)	497	393	—	26%	N/A
Diamond M Shallow	65	52	62	25%	5%
Diamond M Canyon Reef (5)	372	415	252	(10)%	48%
Other Permian Basin	260	253	307	3%	(15)%
Total Permian Basin	3,310	3,474	2,856	(5)%	16%
Onshore Gulf Coast of South Texas
Yegua/Frio	365	390	534	(6)%	(32)%
Wilcox	661	808	622	(18)%	6%
Cook Mountain	140	128	148	9%	(5)%
Total Gulf Coast	1,166	1,326	1,304	(12)%	(11)%
GRAND TOTAL	6,689	6,432	4,691	4%	43%
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(1) Drilling activity to resume in 4Q 2006.

(2) Continued delineation of the trend. Exploitation of the Box and County Line projects. Three operated rigs running.

(3) 11 of 14 budgeted wells on pump.

(4) 21 of 26 budgeted wells on pump

(5) Processing and interpretation of 3-D seismic data. Expect drilling activity to commence in 1Q 2007.

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Parallel Petroleum Announces Operations Update and

Third Quarter 2006 Production and Proved Reserves

November 8, 2006

2006 Completed Well Operations by Area

The following Table 2 represents completed well operations by area during 2006 on certain of Parallel’s properties. Detailed information pertaining to well operations on the properties included in this table is provided within the text of this press release and in Parallel’s previous operations update press releases dated March 14, 2006 and May 10, 2006, and August 9, 2006.

TABLE 2 2006 COMPLETED WELL OPERATIONS BY AREA(1)

TIME PERIOD	JAN 1, 2006 to OCT 31, 2006			AUG 1, 2006 to OCT 31, 2006
	Number of Wells		Estimated Initial	Number of Wells		Estimated Initial
Area	Gross	Net	Net BOEPD(2)(3) (4)	Gross	Net	Net BOEPD(2) (3) (4)
Resource Projects
Barnett Shale	14	4.78	2,780	3	1.31	203
New Mexico Wolfcamp	33	12.72	2,496	18	9.82	1,668

Permian Basin of West Texas
Fullerton San Andres	3	2.57	96	3	2.57	96
Carm-Ann San Andres/N. Means Queen	12	9.90	576	—	—	—
Harris San Andres	21	18.90	1,010	12	10.80	504
Diamond M Canyon Reef	6	3.96	493	—	—	—
Other Permian Basin	1	1.00	48	—	—	—

Onshore Gulf Coast of South Texas
Yegua/Frio/Wilcox	5	0.74	296	—	—	—

GRAND TOTAL	95	54.57	7,795	36	24.50	2,471

(1) Please refer to this press release and the Company’s operations update press releases dated March 14, 2006, May 10, 2006, and August 9, 2006 for detailed information pertaining to well operations on the properties included in this table.

(2) The estimated initial net equivalent barrels of oil per day (BOEPD) represents an initial producing rate, or an initial test rate, of the well or wells and is not intended to represent a sustained or stabilized producing rate.

(3) The estimated net BOEPD is calculated based upon the conversion of 6 Mcf of natural gas being equal to 1 barrel of oil.

(4) Management cautions investors not to combine initial test data with actual quarterly production of the purposes of estimating the Company’s current net daily production or place undue reliance in this production data.

____________________________________________________________________________________________

Current “Work-in-Progress” Well Operations

The following Table 3 is a summary of current “work-in-progress” well operations on certain of Parallel’s properties. Detailed information of the well operations in this table is provided within the text of this press release.

TABLE 3 “WORK-IN-PROGRESS” WELL OPERATIONS AS OF OCTOBER 31, 2006(1)

	Number of Wells
“Work-in-Progress” Well Operations	Gross	Net
Completing	14	7.37
Workovers - Completing	2	1.32
Awaiting Completion	11	5.99
Drilling	11	4.18
Total	38	18.86
______________________

(1) Please refer to this press release and the Company’s operations update press releases dated March 14, 2006, May 10, 2006, and August 9, 2006 for detailed information pertaining to well operations on certain properties that contributed to the data included in this table.

__________________________________________________________________________________________

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Parallel Petroleum Announces Operations Update and

Third Quarter 2006 Production and Proved Reserves

November 8, 2006

Proved Reserves as of December 31, 2005 and September 30, 2006

The following Table 4 represents Parallel’s total proved reserves by category and the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2005, and September 30, 2006.

TABLE 4 PROVED RESERVES AS OF DECEMBER 31, 2005 AND SEPTEMBER 30, 2006

	December 31, 2005(1)	September 30, 2006(1)		Percentage Change
Total Proved Reserves:
Oil (MMBbls)	21.2	26.0		23%
Gas (Bcfg)	25.2	23.7		(6)%
MMBOE	25.4	30.0		18%
SEC Reserve Categories:
PDP (MMBOE) (2)	16.0	17.6		10%
PDNP (MMBOE) (3)	0.5	0.3		(40)%
PUD (MMBOE) (4)	8.9	12.1		36%
Total Proved Reserves (MMBOE)	25.4	30.0		18%
Standardized Measure of
Discounted Future Net Cash Flows ($MM)	$361	$379	(5)	5%
NYMEX prices:
Per Bbl of oil	$61.04	$62.92		3%
Per Mcf of natural gas	$9.43	$3.65		(61)%
Realized prices:
Per Bbl of oil	$56.09	$56.70		1%
Per Mcf of natural gas	$8.68	$3.42		(61)%
__________________________

(1) Based on independent reserve studies prepared by Cawley, Gillespie & Associates, Inc., our independent petroleum engineers.

(2) PDP is proved developed producing reserves.

(3) PDNP is proved developed non-producing reserves.

(4) PUD is proved undeveloped reserves.

(5) The Standardized Measure of Discounted Future Net Cash Flows as of September 30, 2006 has been estimated utilizing the same tax rate applicable to the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2005.

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Parallel Petroleum Announces Operations Update and

Third Quarter 2006 Production and Proved Reserves

November 8, 2006

Proved Reserves by Area/Property as of September 30, 2006

The following Table 5 represents Parallel’s proved reserves, on a property basis, and the estimated Standardized Measure of Discounted Future Net Cash Flows as of September 30, 2006. Detailed information on each property listed in this table is provided within the text of this press release.

TABLE 5 PROVED RESERVES BY AREA/PROPERTY AS OF SEPTEMBER 30, 2006

	Proved Reserves as of 09-30-06 (1) (2) (3)
	PDP (4)		PDNP (5)		PUD (6)		Total Proved
AREA/PROPERTY	MMBOE	PV-10%($MM)	MMBOE	PV-10%($MM)	MMBOE	PV-10%($MM)	MMBOE	PV-10%($MM)	% of PV-10%
Resource Projects
Barnett Shale (2)	0.72	$ 5.7	—	$ —	—	$ —	0.72	$ 5.7	1.3%
New Mexico Wolfcamp	0.65	7.0	—	—	—	—	0.65	7.0	1.5%
Total Resource Projects	1.37	$ 12.7	—	$ —	—	$ —	1.37	$ 12.7	2.8%

Permian Basin of West Texas
Fullerton San Andres	9.19	$ 152.6	0.05	$ 1.6	1.52	$ 24.3	10.76	$ 178.5	39.4%
Carm-Ann San Andres/N. Means Queen	1.62	30.8	—	—	3.09	19.4	4.71	50.2	11.1%
Harris San Andres (3)	1.92	36.1	—	—	5.30	73.3	7.22	109.4	24.2%
Diamond M Shallow	0.50	5.0	0.18	5.0	1.44	27.3	2.12	37.3	8.2%
Diamond M Canyon Reef	1.02	17.4	—	—	0.73	21.6	1.75	39.0	8.6%
Other Permian Basin	1.02	9.9	—	—	—	—	1.02	9.9	2.2%
Total Permian Basin	15.27	$ 251.8	0.23	$ 6.6	12.08	$ 165.9	27.58	$ 424.3	93.7%

Onshore Gulf Coast of South Texas
Yegua/Frio	0.54	$ 7.9	0.04	$ 0.6	—	$ —	0.58	$ 8.5	1.9%
Wilcox	0.36	6.1	—	—	—	—	0.36	6.1	1.3%
Cook Mountain	0.09	1.4	—	—	—	—	0.09	1.4	0.3%
Total Gulf Coast	0.99	$ 15.4	0.04	$ 0.6	—	$ —	1.03	$ 16.0	3.5%

GRAND TOTAL	17.63	$ 279.9	0.27	$ 7.2	12.08	$ 165.9	29.98	$ 453.0	100.0%
Estimated Future Income Taxes (7)		(24.7)		(1.8)		(47.1)		(73.6)
Estimated Standardized Measure of
Discounted Future Net Cash Flows		$ 255.2		$ 5.4		$ 118.8		$ 379.4
_______________________________

(1) Based on independent reserve study by Cawley, Gillespie & Associates, Inc. utilizing NYMEX prices of $62.92 per barrel of oil and $3.65 per Mcf of natural gas, and realized average prices of $56.70 per barrel of oil and $3.42 per Mcf of natural gas, as of September 30, 2006

(2) Includes approximately 3.7 BCF (.62 million BOE) of reserves associated with the additional interests acquired in the Barnett Shale project during March 2006.

(3) Includes approximately 3.5 million BOE of reserves associated with the “Harris San Andres” properties that were acquired during January 2006.

(4) PDP is proved developed producing reserves.

(5) PDNP is proved developed non-producing reserves.

(6) PUD is proved undeveloped reserves.

(7) Future income taxes have been estimated utilizing the same tax rate applicable to the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2005.

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Parallel Petroleum Announces Operations Update and

Third Quarter 2006 Production and Proved Reserves

November 8, 2006

2006 CAPEX Budget – Compared to Average Daily Production and Proved Reserve Value by Property

The following Table 6 represents Parallel’s 2006 capital investment budget compared to third quarter 2006 average daily production and percent of total proved reserve value as of September 30, 2006, on a property basis. Detailed information on each property listed in this table is provided within the text of this press release.

TABLE 6

2006 CAPEX BUDGET COMPARED TO AVERAGE DAILY PRODUCTION

AND PERCENT OF TOTAL PROVED RESERVE VALUE BY PROPERTY

	2006 CAPEX Budget(2) (3)		3Q 2006 Average Daily Production (2) (3)
					9/30/2006 % of Total Proved Reserve Value (1) (2) (3)
AREA/PROPERTY	$MM	%	BOE	%	%

Resource Projects
Barnett Shale (2)	$39.7	24%	1,710	26%	1.3%
New Mexico Wolfcamp	55.7	34%	503	7%	1.5%
Total Resource Projects	$95.4	58%	2,213	33%	2.8%

Permian Basin of West Texas
Fullerton San Andres	$4.4	3%	1,457	22%	39.4%
Carm-Ann San Andres/N. Means Queen	9.6	6%	659	10%	11.1%
Harris San Andres (3)	33.2	20%	497	7%	24.2%
Diamond M Shallow	0.1	0%	65	1%	8.2%
Diamond M Canyon Reef	8.2	5%	372	6%	8.6%
Other Permian Basin	5.1	3%	260	4%	2.2%
Total Permian Basin	$60.6	37%	3,310	50%	93.7%

Onshore Gulf Coast of South Texas
Yegua/Frio	$1.5	1%	365	5%	1.9%
Wilcox	0.3	0%	661	10%	1.3%
Cook Mountain	0.1	0%	140	2%	0.3%
Total Gulf Coast	$1.9	1%	1,166	17%	3.5%

Other Projects
Cotton Valley Reef	$2.3	2%	—	0%	0.0%
Utah/Colorado	3.7	2%	—	0%	0.0%
Total Other Projects	$6.0	4%	—	0%	0.0%

GRAND TOTAL	$163.9	100%	6,689	100%	100.0%

_________________________

(1) Based on independent reserve study by Cawley, Gillespie & Associates, Inc. utilizing NYMEX prices of $62.92 per barrel of oil and $3.65 per Mcf of natural gas, and realized average prices of $56.70 per barrel of oil and $3.42 per Mcf of natural gas, as of September 30, 2006.

(2) Includes approximately $6.1 million of CAPEX and approximately 3.7 BCF (.62 million BOE) of reserves associated with the additional interests acquired in the Barnett Shale project during March 2006.

(3) Includes approximately $23.4 million of CAPEX and approximately 3.5 million BOE of reserves associated with the “Harris San Andres” properties that were acquired during January 2006.

___________________________________________________________________________________________________

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Parallel Petroleum Announces Operations Update and

Third Quarter 2006 Production and Proved Reserves

November 8, 2006

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in our internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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